Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The Second Quarter Ended June 30, 2021 And Additional Rig Reactivations

HOUSTON, Aug. 4, 2021 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three months ended June 30, 2021.

Second quarter 2021 Highlights

  Net loss, as defined below, of $14.9 million, or $2.22 per share.
  Adjusted net loss, as defined below, of $14.6 million, or $2.18 per share.
  Adjusted EBITDA loss, as defined below, of $0.4 million, representing an 82% sequential improvement from the first quarter of 2021.
  Net debt, excluding finance leases and net of deferred financing costs, of $134.6 million.
  Marketed fleet utilization of 49%, representing a 14% sequential improvement from the first quarter of 2021.
  Fully burdened margin of $3,162 per day, representing a 13% sequential improvement from the first quarter of 2021.

In the second quarter of 2021, the Company reported revenues of $19.8 million, a net loss of $14.9 million, or $2.22 per share, adjusted net loss (defined below) of $14.6 million, or $2.18 per share, and adjusted EBITDA loss (defined below) of $0.4 million. These results compare to revenues of $21.4 million, a net loss of $10.1 million, or $2.52 per share, adjusted net loss of $11.0 million, or $2.73 per share, and adjusted EBITDA of $4.0 million in the second quarter of 2020, and revenues of $15.5 million, a net loss of $16.0 million, or $2.58 per share, an adjusted net loss of $16.4 million, or $2.64 per share, and adjusted EBITDA loss of $2.0 million in the first quarter of 2021.

Chief Executive Officer Anthony Gallegos commented, "Second quarter 2021 played out very much as we anticipated as our operations continued their forward momentum across all fronts. We continued to break drilling records for our customers, expanded our ESG efforts, and reactivated additional 300 series rigs. We exited the second quarter with 13 rigs operating, and our 14th and 15th rigs, both 300 series, reactivating shortly thereafter in July. Of these 15 rigs, six are 300 series. Reactivations were completed on time and on budget.

On the dayrate front, our strategy of focusing on shorter term contracts until dayrates fully recover continued to pay dividends. Second quarter renewals and reactivations, along with another eight rigs scheduled to re-rate throughout the third quarter, are expected to drive sequential revenue per day increases through the remainder of the year. Strong cost control also continued during the quarter, with further expected improvements to come as our operating rig base increases. We also continued to make progress on the ESG front. All ICD rigs are dual-fuel enabled and utility-grid hi-line electric power capable, and 64% of our rigs during the second quarter utilized these carbon reducing features.

Looking forward, we continue to expect increasing demand for all of our rigs across our operating basins, in particular our 300 series rigs and in the Haynesville where strong natural gas prices and outlooks coupled with fewer qualified drilling contractors is driving increasing demand for ICD rigs. Based upon current conversations with our customers, we expect there is further utilization upside for ICD during the remainder of the year with stronger demand at year end and in 2022 as our customers continue efforts to replace and increase production against a backdrop of improving fundamentals and depleting DUC inventories."

Quarterly Operational Results

In the second quarter of 2021, operating days increased sequentially by over 15% compared to the first quarter of 2021. The Company's marketed fleet operated at 49% utilization and recorded 1,077 revenue days, compared to 834 revenue days in the second quarter of 2020, and 929 revenue days in the first quarter of 2021. The Company currently expects operating days in the third quarter of 2021 to increase sequentially by approximately 18% compared to the second quarter of 2021.

Operating revenues in the second quarter of 2021 totaled $19.8 million, compared to $21.4 million in the second quarter of 2020 and $15.5 million in the first quarter of 2021. Revenue per day in the second quarter of 2021 was $16,514, compared to $19,741 in the second quarter of 2020 and $15,465 in the first quarter of 2021. The sequential increase quarter over quarter in revenue per day was driven by higher dayrates on contract renewals and one rig coming off a standby rate.

Operating costs in the second quarter of 2021 totaled $17.0 million, compared to $14.1 million in the second quarter of 2020 and $14.5 million in first quarter of 2021. Operating costs during the second quarter of 2021 included $0.2 million associated with the reactivation of two rigs compared to $1.1 million during the first quarter of 2021. There were no reactivation costs during the second quarter of 2020. Fully burdened operating costs were $13,352 per day in the second quarter of 2021, compared to $12,741 in the second quarter of 2020 and $12,663 in the first quarter of 2021. Sequential increases in operating costs per day were driven primarily by one rig reactivating off of standby status.

Excluding the impact from reactivation costs, fully burdened rig operating margins in the second quarter of 2021 were $3,162 per day, compared to $7,000 per day in the second quarter of 2020 and $2,802 per day in the first quarter of 2021. The Company currently expects operating margins in the third quarter of 2021 to increase sequentially by approximately 20% compared to the second quarter of 2021 driven primarily by favorable dayrate momentum and cost efficiencies associated with a larger operating rig base. Based upon recently signed contracts and contract renewals and continuing cost efficiencies, further sequential improvements in margin per day are expected to occur during the fourth quarter of 2021 as well.

Selling, general and administrative expenses in the second quarter of 2021 were $4.1 million (including $0.9 million of non-cash compensation), compared to $3.5 million (including $0.3 million of non-cash compensation) in the second quarter of 2020 and $3.7 million (including $0.7 million of non-cash compensation) in the first quarter of 2021. The sequential increase in cash selling, general and administrative expenses was primarily due to increased onboarding and training costs.

Drilling Operations Update

The Company exited the second quarter with 13 operating rigs and with two additional rigs reactivating in July 2021. Overall, the Company's operating rig count averaged 11.8 rigs during the quarter. Based on current customer inquiries, the Company expects to reactivate several additional rigs during the remainder of the year. The Company's backlog of drilling contracts with original terms of six months or longer was $14.8 million as of June 30, 2021. This backlog excludes rigs operating on shorter term pad-to-pad drilling contracts. All of this backlog is expected to be realized during the remainder of 2021.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the second quarter of 2021 were $2.6 million, offset by asset sales and recoveries of $0.1 million.

As of June 30, 2021, the Company had cash on hand of $6.0 million, an undrawn revolving line of credit with availability of $11.3 million based upon eligible accounts receivable, $132.8 million principal amount outstanding under its term loan, and $10 million outstanding under a loan issued under the Payroll Protection Program ("PPP") under the CARES Act. The term loan includes a committed $15 million accordion that remains undrawn. The Company applied for full forgiveness of the PPP loan during the second quarter of 2021.

During the second quarter of 2021, the Company completed its at-the-market ("ATM") common stock offering with a maximum approved offering amount of $2.2 million. During the second quarter, the Company issued an aggregate of 445,557 shares of common stock pursuant to this program at a weighted average gross selling price of $3.48 per share, resulting in gross proceeds to the Company of $1.5 million. During the second quarter, the Company also sold 282,800 shares pursuant to the terms of its equity line of credit at a weighted average gross selling price of $3.80 per share, resulting in total gross proceeds to the Company of $1.1 million.

Conference Call Details

A conference call for investors will be held today, August 4, 2021, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's second quarter 2021 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10158631. The replay will be available until August 11, 2021.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

Certain Defined Terms

Pad Optimal SuperSpec Rig is defined as an AC powered rig with minimum 20,000ft racking capacity, 1500HP+ drawworks, 750,000# hookload, 3 high pressure pumps, 4 engines and omni-directional walking system. Such rigs also include dual fuel, hi-line power and drilling optimization software options.

300 Series Rigs are defined as a Pad Optimal SuperSpec rig with the following additional characteristics: 25,000ft+ racking capacity, hi-torque top drives, and 1,000,000# hookload option.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$6,032	$12,279
Accounts receivable, net	14,062	10,023
Inventories	1,077	1,038
Assets held for sale	507	—
Prepaid expenses and other current assets	2,308	4,102
Total current assets	23,986	27,442
Property, plant and equipment, net	368,733	382,239
Other long-term assets, net	3,006	3,528
Total assets	$395,725	$413,209
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$13,642	$7,637
Accounts payable	10,245	4,072
Accrued liabilities	10,860	10,723
Current portion of merger consideration payable to an affiliate	2,902	—
Total current liabilities	37,649	22,432
Long-term debt (2)	133,825	137,633
Merger consideration payable to an affiliate	—	2,902
Deferred income taxes, net	572	505
Other long-term liabilities	2,733	2,704
Total liabilities	174,779	166,176
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,322,515 and 6,254,396 shares issued, respectively, and 7,243,937 and 6,175,818 shares outstanding, respectively	72	62
Additional paid-in capital	522,777	517,948
Accumulated deficit	(297,990)	(267,064)
Treasury stock, at cost, 78,578 shares and 78,578 shares, respectively	(3,913)	(3,913)
Total stockholders' equity	220,946	247,033
Total liabilities and stockholders' equity	$395,725	$413,209

(1)

As of June 30, 2021 and December 31, 2020, current portion of long-term debt includes $3.6 million and $3.4 million, respectively, of finance lease obligations.  As of June 30, 2021 and December 31, 2020, current portion of long-term debt also includes $10.0 million and $4.3 million, respectively, related to the PPP Loan.  The Company applied for full forgiveness of the PPP Loan during the second quarter of 2021.

(2)

As of June 30, 2021 and December 31, 2020, long-term debt includes $3.2 million and $4.6 million, respectively, of long-term finance lease obligations.  As of December 31, 2020, long-term debt also includes $5.7 million related to the PPP Loan.  The Company applied for full forgiveness of the PPP Loan during the second quarter of 2021.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020

Revenues	$19,817	$21,381	$15,542	$35,359	$59,875
Costs and expenses
Operating costs	17,040	14,095	14,541	31,581	44,324
Selling, general and administrative	4,075	3,544	3,686	7,761	7,305
Severance expense	—	—	—	—	1,076
Depreciation and amortization	9,516	11,055	9,989	19,505	22,571
Asset impairment, net	250	—	43	293	16,619
Loss (gain) on disposition of assets, net	31	(836)	(435)	(404)	(882)
Total costs and expenses	30,912	27,858	27,824	58,736	91,013
Operating loss	(11,095)	(6,477)	(12,282)	(23,377)	(31,138)
Interest expense	(3,773)	(3,654)	(3,709)	(7,482)	(7,258)
Loss before income taxes	(14,868)	(10,131)	(15,991)	(30,859)	(38,396)
Income tax expense (benefit)	33	(11)	34	67	(53)
Net loss	$(14,901)	$(10,120)	$(16,025)	$(30,926)	$(38,343)

Loss per share:
Basic and diluted	$(2.22)	$(2.52)	$(2.58)	$(4.78)	$(9.87)
Weighted average number of common shares outstanding:
Basic and diluted	6,714	4,018	6,215	6,466	3,884

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(30,926)	$(38,343)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	19,505	22,571
Asset impairment, net	293	16,619
Stock-based compensation	1,217	860
Gain on disposition of assets, net	(404)	(882)
Interest expense (non-cash)	2,828	—
Deferred income taxes	67	(53)
Amortization of deferred financing costs	558	431
Bad debt expense	—	149
Changes in operating assets and liabilities
Accounts receivable	(4,039)	22,622
Inventories	(39)	(16)
Prepaid expenses and other assets	2,209	1,319
Accounts payable and accrued liabilities	3,862	(16,258)
Net cash (used in) provided by operating activities	(4,869)	9,019
Cash flows from investing activities
Purchases of property, plant and equipment	(4,295)	(12,126)
Proceeds from the sale of assets	739	1,002
Collection of principal on note receivable	—	145
Net cash used in investing activities	(3,556)	(10,979)
Cash flows from financing activities
Borrowings under Revolving ABL Credit Facility	9	11,038
Repayments under Revolving ABL Credit Facility	(8)	(11,038)
Borrowings under PPP Loan	—	10,000
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	1,993	6,801
Proceeds from issuance of common stock under purchase agreement	1,949	—
Purchase of treasury stock	—	(66)
RSUs withheld for taxes	(11)	(79)
Payments for finance lease obligations	(1,754)	(2,506)
Net cash provided by financing activities	2,178	14,150
Net (decrease) increase in cash and cash equivalents	(6,247)	12,190
Cash and cash equivalents
Beginning of period	12,279	5,206
End of period	$6,032	$17,396

	Six Months Ended June 30,
	2021	2020

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$3,406	$7,021
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$2,171	$(7,412)
Additions to property, plant and equipment through finance leases	$632	$2,434
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$—	$(599)
Transfer of assets from held and used to held for sale	$(550)	$—

The following table provides various financial and operational data for the Company's operations for the three months ended June 30, 2021 and 2020 and March 31, 2021 and the six months ended June 30, 2021 and 2020. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020

Number of marketed rigs end of period (1)	24	29	24	24	29
Rig operating days (2)	1,077	834	929	2,006	2,572
Average number of operating rigs (3)	11.8	9.2	10.3	11.1	14.1
Rig utilization (4)	49%	32%	43%	46%	49%
Average revenue per operating day (5)	$16,514	$19,741	$15,465	$16,028	$19,796
Average cost per operating day (6)	$13,352	$12,741	$12,663	$13,033	$14,030
Average rig margin per operating day	$3,162	$7,000	$2,802	$2,995	$5,766

(1)	Marketed rigs exclude idle rigs that will not be reactivated unless market conditions materially improve.

(2)	Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days our marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $2.0 million, $2.7 million and $1.2 million during the three months ended June 30, 2021 and 2020, and March 31, 2021, respectively, and $3.2 million and $6.8 million during the six months ended June 30, 2021 and 2020, respectively, and (ii) early termination revenues of $2.2 million during the three and six months ended June 30, 2020.  The three and six months ended June 30, 2021 and the three months ended March 31, 2021 did not include any early termination revenue.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $2.0 million, $2.7 million and $1.2 million during the three months ended June 30, 2021 and 2020, and March 31, 2021, respectively, and $3.2 million and $6.8 million during the six months ended June 30, 2021 and 2020, respectively; (ii) overhead costs expensed due to reduced rig upgrade activity of $0.4 million, $0.4 million and $0.5 million during the three months ended June 30, 2021 and 2020, and March 31, 2021, respectively, and $0.8 million and $1.0 million during the six months ended June 30, 2021 and 2020, respectively; (iii) rig reactivation costs, inclusive of new crew training costs, of $0.2 million, zero and $1.1 million during the three months ended June 30, 2021 and 2020, and March 31, 2021, respectively, and $1.3 million and zero during the six months ended June 30, 2021 and 2020, respectively; and (iv) rig decommissioning costs associated with stacking deactivated rigs of $0.1 million, $0.3 million and zero during the three months ended June 30, 2021 and 2020 and March 31, 2021, respectively, and $0.1 million and $0.3 million during the six months ended June 30, 2021 and 2020, respectively.

Non-GAAP Financial Measures

Adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "adjusted net (loss) income" as net (loss) income before: asset impairment, net; (gain) loss on disposition of assets, net; intangible revenue; severance and merger-related expenses; and other adjustments. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)						(Unaudited)
	Three Months Ended						Six Months Ended
	June 30,				March 31,		June 30,
	2021		2020		2021		2021		2020
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(14,901)	$(2.22)	$(10,120)	$(2.52)	$(16,025)	$(2.58)	$(30,926)	$(4.78)	$(38,343)	$(9.87)
Add back:
Asset impairment, net (1)	250	0.04	—	—	43	0.01	293	0.04	16,619	4.28
Loss (gain) on disposition of assets, net (2)	31	—	(836)	(0.21)	(435)	(0.07)	(404)	(0.06)	(882)	(0.23)
Severance expense (3)	—	—	—	—	—	—	—	—	1,076	0.28
Adjusted net loss	$(14,620)	$(2.18)	$(10,956)	$(2.73)	$(16,417)	$(2.64)	$(31,037)	$(4.80)	$(21,530)	$(5.54)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
(in thousands)
Net loss	$(14,901)	$(10,120)	$(16,025)	$(30,926)	$(38,343)
Add back:
Income tax expense (benefit)	33	(11)	34	67	(53)
Interest expense	3,773	3,654	3,709	7,482	7,258
Depreciation and amortization	9,516	11,055	9,989	19,505	22,571
Asset impairment, net (1)	250	—	43	293	16,619
EBITDA	(1,329)	4,578	(2,250)	(3,579)	8,052
Loss (gain) on disposition of assets, net (2)	31	(836)	(435)	(404)	(882)
Stock-based and non-cash deferred compensation cost	929	290	673	1,602	860
Severance expense (3)	—	—	—	—	1,076
Adjusted EBITDA	$(369)	$4,032	$(2,012)	$(2,381)	$9,106

(1)

During the second quarter of 2021, we impaired a damaged piece of drilling equipment for $0.3 million, net of insurance recoveries.  We did not record any asset impairment during the second quarter of 2020.  In the first quarter of 2021, we recorded an asset impairment of $43 thousand related to the pending sale of one of our field location facilities.  In the first quarter of 2020, we recorded an asset impairment of $16.6 million on rigs removed from our marketed fleet, as well as certain other component equipment, inventory and assets held for sale.

(2)

In the second quarter of 2021 and 2020, and the first quarter of 2021, we recorded a loss, gain and gain, respectively, on the disposition of miscellaneous drilling equipment in the respective quarter.

(3)

Severance expense of $1.1 million was recorded in the first quarter of 2020 in connection with our cost reduction measures instituted in response to the COVID-19 pandemic and deteriorating market conditions.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211